Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Sorrento Therapeutics, Inc. and Subsidiaries, of our report dated March 14, 2016, with respect to the consolidated financial statements of Sorrento Therapeutics, Inc., and Subsidiaries for the years ended December 31, 2015 and 2014 and our opinion on the effectiveness of internal controls over financial reporting as of December 31, 2015 appearing in the Annual Report on Form 10-K of Sorrento Therapeutics, Inc, and Subsidiaries, and to the reference to us under the heading “Experts” in this Prospectus which is part of this Registration Statement.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

December 2, 2016